  As filed with the Securities and Exchange Commission on September 9, 1998
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          ----------------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               BEA SYSTEMS, INC.
            (Exact name of registrant as specified in its charter)

         Delaware                                           77-0394711
(State or other jurisdiction of incorporation   (I.R.S. Employer Identification
        or organization)                                       Number)

                            2315 North First Street
                              San Jose, CA 95131
                                (408) 570-8000

  (Address, including zip code, and telephone number, including area code, of registrar's principal executive offices)

                             William T. Coleman III
                President, Chief Executive Officer and Chairman
                            2315 North First Street
                              San Jose, CA 95131
                                (408) 570-8000
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                   COPIES TO:

                           Michael C. Phillips, Esq.
                              Cori M. Allen, Esq.
                            Morrison & Foerster LLP
                               755 Page Mill Road
                          Palo Alto, California 94304
                                 (650) 813-5600

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after the effective date of this Registration Statement.

  If the only securities on this Form are being offered pursuant to dividend or reinvestment plans, please check the following box. [ ]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                                  CALCULATION OF REGISTRATION FEE
=================================================================================================================================
                                                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM     AMOUNT OF
              TITLE OF EACH CLASS OF                   AMOUNT TO BE          OFFERING PRICE    AGGREGATE OFFERING   REGISTRATION
            SECURITIES TO BE REGISTERED               REGISTERED (1)             PER UNIT          PRICE              FEE (2)
---------------------------------------------------------------------------------------------------------------------------------
4% Convertible Notes due June 15, 2005                   $250,000,000                100%        $250,000,000        $73,750
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value......................  9,467,450 Shares               $   (2)          $   (2)         $   (2)
=================================================================================================================================

(1) The amount of shares of Common Stock to be registered hereunder which is to be sold by certain selling securityholders consists of 9,467,450 shares of Common Stock issuable upon conversion of the 4% Convertible Notes due June 15, 2005 (the "Notes"). For purposes of estimating the number of shares of Common Stock to be included in this Registration Statement upon conversion of the Notes, the Company calculated the number of shares issuable upon conversion of the Notes based on a conversion rate of 37.8698 shares per $1,000 principal amount of Notes. In addition to the shares set forth in the table, in accordance with Rule 416 under the Securities Act of 1933, as amended, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the Notes, as such amount may be adjusted as a result of stock splits, stock dividends and antidilution provisions.
(2) Pursuant to Rule 457(i) no filing fee is required with respect to the shares of Common Stock issuable upon conversion of the Notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

               Subject to Completion, dated September 9, 1998
PROSPECTUS
----------

                               BEA Systems, Inc.

      $250,000,000 of 4% Convertible Subordinated Notes Due June 15, 2005

                       9,467,450 SHARES OF COMMON STOCK

   This Prospectus relates to the offering for resale by certain selling securityholders set forth herein (the "Selling Securityholders") of up to an aggregate of $250,000,000 of 4% Convertible Subordinated Notes due June 15, 2005 (the "Notes") of BEA Systems, Inc., a Delaware corporation ("BEA" or the "Company") and 9,467,450 shares of Common Stock, par value $.001 per share (the "Shares") that are issuable upon conversion of the Notes at the conversion rate of 37.8698 shares per $1,000 principal amount of Notes, subject to adjustment in certain events. The Notes offered hereby were originally offered by the Company in a private placement.

   The Notes will be convertible at the option of the holder into shares of Common Stock of the Company at any time on or after September 6, 1998 and prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion rate of 37.8698 shares per $1,000 principal amount of Notes (equivalent to an approximate conversion price of $26.41 per share), subject to adjustment in certain events. On September 8, 1998, the last reported bid price of the Company's Common Stock, which is quoted on the Nasdaq National Market under the symbol "BEAS", was $20.63 per share.

   Interest on the Notes is payable on June 15 and December 15 of each year, commencing on December 15, 1998. The Notes will not be subject to redemption prior to June 20, 2001, and will be redeemable on and after such date at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice to each Holder, at the redemption prices set forth herein, plus accrued interest, if any, to the redemption date; provided, however, that the Notes will not be redeemable during the period beginning on June 20, 2001 and ending on June 17, 2003 unless the last reported bid price for the Common Stock is at least 140% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending within five trading days of the call for redemption. The Notes are not entitled to any sinking fund. The Notes will mature on June 15, 2005.

   In the event of a Change in Control (as defined herein), each holder of Notes may require the Company to repurchase its Notes, in whole or in part, for cash or, at the Company's option, Common Stock (valued at 95% of the average closing bid prices for the five trading days immediately preceding and including the third trading day prior to the repurchase date) at a repurchase price of 100% of the principal amount of Notes to be repurchased, plus accrued interest to the repurchase date.

   The Notes are unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company and effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's subsidiaries. As of July 31, 1998, the aggregate amount of outstanding Senior Indebtedness of the Company was approximately $28.9 million and the Company's subsidiaries had approximately $21.2 million of indebtedness and other liabilities outstanding (excluding liabilities of a type not required to be reflected in a balance sheet in accordance with generally accepted accounting principles and intercompany liabilities) to which the Notes would have been effectively subordinated. The Indenture will not restrict the Company or its subsidiaries from incurring additional Senior Indebtedness or other indebtedness. See "Description of Notes--Subordination."

   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

   The Securities offered hereby involve certain risks. See "Risk Factors" beginning on page 8 of this Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   The Selling Securityholders from time to time may offer and sell the Notes and Shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution."

   The Company will not receive any of the proceeds from the sale of Shares by the Selling Securityholders but has agreed to bear certain expenses of registration of the Shares under federal and state securities laws.

   The Selling Securityholders and any agents or broker-dealers that participate with the Selling Securityholders in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act.

             The date of this Prospectus is _______________, 1998

                               TABLE OF CONTENTS

                                                                                                       PAGE
                                                                                                     ---------
  Available Information.....................................................................             3
  Incorporation of Certain Documents by Reference...........................................             3
  The Company...............................................................................             5
  Recent Events.............................................................................             6
  Use of Proceeds...........................................................................             7
  Ratio of Earnings to Fixed Charges........................................................             7
  Risk Factors..............................................................................             8
  Selling Securityholders...................................................................            16
  Description of Notes......................................................................            22
  Plan of Distribution......................................................................            33
  Experts...................................................................................            33
  Legal Matters.............................................................................            33

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER DESCRIBED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SECURITYHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR SINCE THE DATE OF ANY DOCUMENTS INCORPORATED HEREIN BY REFERENCE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR AN OFFER OR SOLICITATION IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

                             AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site (http://www.sec.gov) containing reports, proxy and information statements and other information of registrants, including the Company, that file electronically with the Commission. In addition, the Common Stock is listed on the Nasdaq National Market and similar information concerning the Company can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

   The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Shares, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

   a. The Company's Annual Report on Form 10-KSB for the year ended January 31, 1998;

   b. The Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1998;

   c.  The Company's Current Report on Form 8-K dated as of June 30, 1998; and

   d. The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A (File No. 000-22369).

   Each document filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

   Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered upon written or oral request. Requests should be directed to Kevin A. Faulkner, Senior Director - Investor Relations, 2315 North First Street, San Jose, California 95131 telephone number: (408) 570-8000.

                                  THE COMPANY

   BEA Systems, Inc. ("BEA" or the "Company") is a leading provider of cross-platform middleware solutions for enterprise applications. BEA's products and services enable mission-critical applications to work seamlessly in distributed computing, Internet, and legacy environments. BEA provides transactional, messaging, and distributed object-based software for developing and deploying these enterprise applications. In addition, BEA provides complete enterprise middleware solutions through its partner network, and a full range of services including consulting, training and support. The flagship of the BEA enterprise middleware solution is BEA TUXEDO, a software platform that manages transactions and communications for enterprise-wide applications, enabling organizations to realize the benefits offered by distributed computing environments while preserving the traditional advantages of mainframe-based systems. BEA products provide a middleware software infrastructure that supports thousands of simultaneous users distributed worldwide.

   BEA's products are marketed and sold by the Company's direct sales force through a network of 51 offices in 24 countries worldwide and also indirectly by its distribution partners. BEA's products have been adopted by customers in a wide variety of industries, including telecommunications, banking and finance, manufacturing, retail, technology and transportation. The total number of customers using the Company's products is approximately 1,400 worldwide. These customers include: The AT&T Corp., Bell Communications Research, Inc., The Boeing Company, Deutsche Telekom, Federal Express Corp., Fidelity Investments, The Gap, Inc., McKesson Corp., Motorola, Inc., Nippon Telephone & Telegraph, Norwest Corporation, United Airlines, Inc., U.K. Employment Services, Union Pacific Railroad and Walgreen Co. In addition, the Company partners with independent software vendors ("ISVs") such as PeopleSoft, Inc. and Clarify, Inc. and computer hardware manufacturers such as Hewlett-Packard, IBM and Unisys to sell BEA products to enterprise customers.

   Over the past decade, the information systems of many organizations have been evolving from traditional mainframe systems to distributed computing environments. This evolution has been driven by the benefits offered by distributed computing, including lower incremental technology costs, faster application development and deployment, increased flexibility and improved access to business information. However, the inherent technical and business limitations of distributed computing have generally precluded its use for complex, large-scale, mission-critical applications, such as airline reservations, credit card processing and customer billing and support systems, that enable and support fundamental business processes. These shortcomings include the limited scalability, reliability and interoperability of distributed computing environments. In addition, it has been difficult to integrate distributed computing technologies with existing mission-critical applications, limiting organizations' ability to leverage their substantial investments in legacy systems and existing personnel and skills.

   BEA's products and services enable companies to overcome the limitations of distributed computing for mission-critical applications. The Company's enterprise middleware solutions, featuring time-tested and market-proven BEA TUXEDO technology, provide a middleware platform that addresses the scalability, manageability, platform independence, interoperability, integrity, reliability and security requirements of complex, large-scale, distributed computing in the heterogeneous environments present in most major organizations. The BEA solution allows companies to leverage their substantial investments in legacy systems, significantly extending the useful lives of mainframe and programmer assets while exploiting the benefits offered by distributed computing. The Company also offers solutions that enable customers to quickly develop secure, reliable applications on the Internet that interoperate with new and existing systems.

   The Company's objective is to establish its middleware solutions as the industry standard for developing, deploying and managing distributed mission-critical applications. To this end, BEA intends to enhance its technological leadership by adding new functionality to its products; expand its global distribution facilities to complement its direct sales, services, training and support capabilities; promote the embedding of BEA products into the product offerings of ISVs to accelerate the acceptance of BEA products; leverage strategic partnerships to augment the efforts of its direct sales force; and provide the software and services necessary to conduct safe, reliable enterprise transactions over the Internet.

   From its inception, the Company has made a number of strategic acquisitions. The Company acquired worldwide exclusive rights to TUXEDO from Novell, Inc. ("Novell") in February 1996, acquired Information Management Company ("IMC") and Independence Technologies, Inc. ("ITI"), two leading distributors of TUXEDO, in September 1995 and November 1995, respectively, and acquired a number of other TUXEDO distribution, sales and support organizations between May 1996 and December 1996. In March 1997, the Company acquired exclusive rights to MessageQ,

ObjectBroker and other related products from Digital Equipment Corporation ("Digital"). See Note 4 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-KSB. In the quarter ended January 31, 1998, the Company acquired a business unit of Nocom Nordic Communications AB ("Nocom"), and in the quarter ended April 30, 1998, the Company acquired a business unit of Penta Systems Technology, Inc. ("Penta"). In April 1998, the Company acquired the Leader Group, Inc. ("Leader Group"), a Denver-based consulting services firm. Most recently, on June 16, 1998, the Company purchased the TOP END enterprise middleware technology and product family ("TOP END") from NCR Corporation ("NCR") and, on July 20, 1998 acquired Entersoft a New Jersey based consulting services firm. See "Risk Factors--Past and Future Acquisitions; Risks Associated with TOP END Acquisition."

   The Company was incorporated in Delaware in January 1995 under the name BEA Enterprises, Inc. and changed its name to BEA Systems, Inc. in September 1995. References herein to "BEA" or the "Company" refer to BEA Systems, Inc., its subsidiaries and predecessor entities acquired in previous acquisitions. The Company's headquarters are located at 2315 North First Street, San Jose, California 95131, and its telephone number is (408) 570-8000.

                                 RECENT EVENTS

ACQUISITION OF TOP END

   On June 16, 1998, the Company completed an Asset Purchase Agreement (the "Asset Purchase Agreement") with NCR under which the Company purchased the TOP END enterprise middleware technology and product family (the "Acquisition") from NCR for approximately $93.4 million in cash. TOP END coordinates and connects end users to the databases they are accessing, often spanning multiple computer networks and hardware in different geographic locations. The Company expects the Acquisition to strengthen the range of open, robust middleware solutions offered by BEA. The Company also believes that the addition of TOP END to BEA's middleware product family will enable the Company to better meet the needs of customers for comprehensive, scalable enterprise middleware solutions.

CONVERTIBLE SUBORDINATED DEBT OFFERING

   On June 12, 1998, the Company completed the sale of $200 million of 4% Convertible Subordinated Notes due June 15, 2005 in an offering to qualified institutional investors, which notes comprise $200 million of the Notes. The Company granted the initial purchasers a 30-day option to purchase an additional $50 million of 4% Convertible Subordinated Notes to cover overallotments, which option was exercised in full in a transaction completed on July 7, 1998 and which notes comprise the remaining $50 million of the Notes. The net proceeds of the offering by the Company of the Notes have been added to working capital and will be used for general corporate purposes of which $94 million was used to complete the acquisition of TOP END. See "Risk Factors Significant
Leverage; Debt Service."

ACQUISITION OF LEADER GROUP

   In April 1998, BEA acquired the Leader Group, Inc. ("Leader Group"), a Denver-based corporation specializing in consulting services for the development, deployment and delivery of mission-critical distributed object software applications, in a stock-for-stock merger (the "Merger"). In the Merger, BEA issued 560,704 shares of its common stock in exchange for all of the outstanding stock of Leader Group. Based on the market price of BEA stock at the closing date, the Merger was valued at approximately $14.5 million, and BEA accounted for the Merger using the pooling of interests method.

   The BEA shares issued in the Merger were issued in a private placement exempt from registration under the Securities Act of 1993, as amended. As a part of the Merger agreement, the Company agreed to file a registration statement to register the BEA shares issued in the Merger.

                                USE OF PROCEEDS

   The Company will not receive any of the proceeds from the sale of Shares by the Selling Securityholders, but has agreed to bear certain expenses of registration of the Notes and Common Stock offered hereby (the "Securities") under federal and state securities laws.


                       RATIO OF EARNINGS TO FIXED CHARGES

   The Company's ratio of earnings to fixed charges for each of the periods indicated is as follows (in thousands):

                                                      Three months ended               Fiscal years ended
                                                           April 30,                       January 31,
                                                      ------------------           ---------------------------
                                                     1998           1997           1998        1997        1996
                                                     ----           ----           ----        ----        ----
Net earnings (loss)                                 $1,572       $(20,069)       $(18,149)   $(86,916)   $(17,680)

Fixed charges:
   Interest expenses                                 1,296          1,965           6,054       6,727          89

   Portion of rent expense deemed to represent
      interest factor                                  512            344           1,958       1,125          83

   Interest expense                                      -            268             268         880          58
                                                    ------       --------        --------    --------    --------
     Total fixed charges                             1,808          2,577           8,280       8,732         230
                                                    ------       --------        --------    --------    --------
Net earnings (loss) before fixed charges            $3,380       $(17,492)       $ (9,869)   $(78,184)   $(17,450)
                                                    ======       ========        ========    ========    ========
Ratio of net earnings (loss) before fixed
   charges to fixed charges                         1.87:1       (6.79):1        (1.19):1    (8.95):1   (75.76):1
                                                    ======       ========        ========    ========    ========
Deficiency of net earnings to cover
   fixed charges                                     N/A         $ 20,069         $18,149     $86,916    $ 17,680
                                                    ======       ========        ========    ========    ========

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, investors should carefully consider the following risk factors in evaluating an investment in the Common Stock offered hereby. This Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are "forward-looking statements" for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as "may," "will," "expects," "plans," "anticipates," "estimates," "potential," or "continue," or the negative thereof or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements contained herein are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from these projected or assumed in the forward-looking statements. The Company's future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the risk factors set forth below and for the reasons described elsewhere in this Prospectus. All forward-looking statements and reasons why results may differ included in this Prospectus are made as of the date hereof, and the Company assumes no obligation to update any such forward-looking statement or reason why actual results might differ.

LIMITED OPERATING HISTORY; INTEGRATION OF ACQUISITIONS; NO ASSURANCE OF PROFITABILITY

  The Company was incorporated in January 1995 and, accordingly, has a limited operating history upon which an evaluation of the Company and its prospects can be based. Revenues generated by the Company to date have been derived primarily from sales of BEA TUXEDO, a product to which the Company acquired worldwide rights in February 1996, and from fees for related services. Since its inception, the Company has acquired a number of businesses, technologies and products. Prior to the consummation of these acquisitions, the Company had no revenues and limited business activities. Accordingly, the Company is subject to the risks inherent both in the operation of a business with a limited operative history and the integration of a number of separate and independent business operations and there can be no assurance that the Company will be able to address these risks successfully. At July 31, 1998, the Company had an accumulated deficit of approximately $165.3 million. In addition, in connection with certain acquisitions completed prior to July 31, 1998, the Company recorded approximately $234.2 million as intangible assets, approximately $158.7 million of which has already been amortized and approximately $75.5 million of which is expected to be amortized in future periods through the Company's fiscal year ending January 31, 2004. The amount of such intangible assets to be expensed to cost of revenues and general and administrative expense in future periods, for intangible assets acquired prior to July 31, 1998. The amount of such intangible assets to be expensed to cost of revenues, to research and development and to general and administrative expense in future periods, for intangible assets acquired prior to July 31, 1998, is expected to be $26.0 million and $30.8 million in the fiscal years ending January 31, 1999 and 2000, respectively. To the extent the Company makes additional acquisitions of businesses, products and technologies in the future, the Company may report additional, potentially significant, expenses related thereto. To the extent future events result in the impairment of any capitalized intangible assets, amortization expenses may occur sooner than the Company expects. For the foregoing reasons, there can be no assurance that the Company will be profitable in any future period and recent operating results should not be considered indicative of future financial performance.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

  The Company expects that it will experience significant fluctuations in future quarterly operating results as a result of many factors, including, among others: the size and timing of customer orders, introduction or enhancement of products by the Company or its competitors, market acceptance of middleware products, the lengthy sales cycle for the Company's products, technological changes in computer systems and environments, the structure and timing of future acquisitions of businesses, products and technologies, including the acquisition of the TOP END enterprise middleware technology and product family from NCR, the impact and duration of deteriorating economic and political conditions in Asia and related declines in Asian currency values, general economic conditions which can affect customers' capital investment levels, the ability of the Company to develop, introduce and market new products on a timely basis, changes in the Company's or its competitors' pricing policies, customer order deferrals in anticipation of future new products and product enhancements, the Company's success in expanding its sales and marketing programs, mix of products and services sold, mix of distribution channels, ability to meet the service requirements of its customers, costs associated with acquisitions, including the acquisition of the TOP END enterprise middleware technology and product family from NCR, the terms and timing of financing activities, loss of key personnel and fluctuations in other foreign currency exchange rates and interpretations of the recently introduced statement of position on software revenue recognition. As a result of all of these factors, the Company believes that quarterly revenues and operating results are difficult to forecast and period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

  A portion of the Company's revenues are derived from large orders as customers deploy BEA products throughout their organizations. As the revenue size of individual license transactions increases, the risk of fluctuation in future quarterly results can also be expected to increase. Any inability of the Company to generate large customer orders, or any delay or loss of such orders in a particular quarter, will have a material adverse effect on the Company's revenues and, more significantly on a percentage basis, its net income or loss in that quarter. Moreover, the Company typically receives and fulfills a majority of its orders within the quarter, with a substantial portion occurring in the last month of a fiscal quarter. As a result, the Company may not learn of revenue shortfalls until late in a fiscal quarter. Additionally, the Company's operating expenses are based in part on its expectations for future revenue and are relatively fixed in the short term. Any revenue shortfall below expectations could have an immediate and significant adverse effect on the results of operations.

  As is common in the software industry, the Company believes that its fourth quarter orders are favorably impacted by a variety of factors including year-end capital purchases by larger corporate customers and sales incentive programs. This increase typically results in first quarter customer orders being lower than orders received in the immediately preceding fourth quarter. The Company anticipates that this seasonal impact is likely to increase as it continues to focus on large corporate accounts.

  Similarly, shortfalls in BEA's revenues and earnings from levels expected by securities analysts could have an immediate and significant adverse effect on the trading price of the Company's Common Stock. Moreover, the Company's stock price is subject to the volatility generally associated with software and technology stocks and may also be affected by broader market trends unrelated to the Company's performance.

PAST AND FUTURE ACQUISITIONS; RISKS ASSOCIATED WITH TOP END ACQUISITION

  From its inception in January 1995, the Company has made a number of strategic acquisitions. Integration of acquired companies, divisions and products involves the assimilation of potentially conflicting operations and products, which divert the attention of the Company's management team and may have a material adverse effect on the Company's operating results in future quarters. In addition, in connection with certain of its acquisitions, the Company is required to make certain future payments. Any failure to make such payments or otherwise perform continuing obligations relative to these acquisitions would result in the loss of certain of its rights in the acquired businesses or products and would have a material adverse effect on the Company's business, operating results and financial condition. Most recently, the Company acquired Leader Group and Penta in the quarter ended April 30, 1998 and has most recently completed the TOP END acquisition (discussed below) in June 1998. The Company intends to make additional acquisitions in the future, although there can be no assurance that suitable companies, divisions or products will be available for acquisition. Such acquisitions entail numerous risks, including an inability to successfully assimilate acquired operations and products, an inability to retain key employees of the acquired operations, diversion of management's attention, and difficulties and uncertainties in transitioning the key business relationships from the acquired entity to the Company. In addition, future acquisitions by the Company may result in the issuance of dilutive securities, the assumption or incurrence of debt obligations, large one-time expenses and the acquisition of intangible assets that result in significant future amortization expense. These factors could have a material adverse effect on the Company's business, operating results and financial condition.

  The recently-completed TOP END acquisition is subject to a number of risks that could adversely affect the Company's ability to achieve the anticipated benefits of the TOP END acquisition. These risks may be exacerbated by the fact that the TOP END operations and personnel are located in San Diego, California, where the Company did not previously have any material operations. The need to focus management's attention on establishing relationships with, and procedures for communicating with, TOP END employees may reduce the ability of the Company to successfully pursue other opportunities for a period of time. Any departure of key TOP END employees or significant numbers of other TOP END employees could have a material adverse effect on the Company. The Company may face difficulties in retaining TOP END customers, and customers' uncertainties as to the Company's plans and abilities to support both the TOP END products and BEA TUXEDO after the acquisition could adversely affect the Company's ability to retain these customers, which could have a material adverse effect on the Company. The TOP END acquisition will result in a write-off related to in-process research and development and substantial ongoing amortization expenses, which will have a negative impact on the Company's future operating results. See ``Recent Events.''

PRODUCT CONCENTRATION

  The Company currently derives the majority of its license and service revenues from BEA TUXEDO and from related products and services. These products and services are expected to continue to account for the majority of the Company's revenues for the foreseeable future. As a result, factors adversely affecting the pricing of or demand for BEA TUXEDO, such as competition, product performance or technological change, could have a material adverse effect on the Company's business and consolidated results of operations and financial condition.

LENGTHY SALES CYCLE

  The Company's products are typically used to integrate large, sophisticated applications that are critical to a customer's business and the purchase of the Company's products is often part of a customer's implementation of a distributed computing environment. Customers evaluating the Company's software products face complex decisions regarding alternative approaches to the integration of enterprise applications, competitive product offerings, rapidly changing software technologies and limited internal resources due to other information systems requirements. For these and other reasons, the sales cycle for the Company's products is lengthy and is subject to delays or cancellation over which the Company has little or no control. To the extent the revenue size of license transactions increases, customer evaluations and procurement processes are expected to lengthen the overall sales cycle. The Company believes its sales cycles can be affected by general economic conditions which impact customers' capital investment decisions. Any significant change in the Company's sales cycle could have a material adverse effect on the Company's business, results of operations and financial condition.

  Although the Company has a standard license agreement which meets the revenue recognition criteria under current generally accepted accounting principles, the Company must often negotiate and revise terms and conditions of this standard agreement, particularly in larger sales transactions. Negotiation of mutually acceptable language can extend the sales cycle and in certain situations, may require the Company to defer recognition of revenue on the sale. In addition, while the recently issued Statement of Position (SOP) 97-2, Software Revenue Recognition (as amended by SOP 98-4), is not expected to have a material impact on the Company's revenues and earnings, detailed implementation guidance of these standards has not yet been issued. Once issued, such guidance could lead to unanticipated changes in the Company's current revenue recognition practices and have an adverse impact on revenues and earnings. In the event that implementation guidance is different, the Company believes that it can adapt its current business practice to comply with this guidance; however, there can be no assurances that this will be the case.

COMPETITION

  The market for middleware software and related services is highly competitive. The Company's competitors are diverse and offer a variety of solutions directed at various segments of the middleware software marketplace. These competitors include system and database vendors such as IBM and database vendors such as Oracle, which offer their own middleware functionality for use with their proprietary systems. Microsoft has released a product that includes certain middleware functionality and has demonstrated and announced that it intends to include this functionality in future versions of its

Windows NT operating system. In addition, there are companies offering and developing middleware and integration software products and related services that directly compete with products offered by the Company. Further, the software development tool vendors typically emphasize the broad versatility of their toolsets and, in some cases, offer complementary middleware software that supports these tools and performs messaging and other basic middleware functions. Last, internal development groups within prospective customers' organizations may develop software and hardware systems that may substitute for those offered by the Company. A number of the Company's competitors and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition and a larger installed base of customers than the Company.

  The Company's principal competitors currently include hardware vendors who bundle their own middleware software products with their computer systems and database vendors that advocate client/server networks driven by the database server. IBM is the primary hardware vendor who offers a line of middleware and database solutions for its customers. The bundling of middleware functionality in IBM proprietary hardware and database systems requires the Company to compete with IBM in its installed base, where IBM has certain inherent advantages due to its significantly greater financial, technical, marketing and other resources, greater name recognition and the integration of its enterprise middleware functionality with its proprietary hardware and database systems. The Company needs to differentiate its products based on functionality, interoperability with non-IBM systems, performance and reliability and establish its products as more effective solutions to customers' needs. Oracle is the primary relational database vendor offering products that are intended to serve as alternatives to the Company's enterprise middleware solutions. There can be no assurance that the Company will compete successfully with hardware, database, or other vendors, or that the products offered by such vendors will not achieve greater market acceptance than the Company's products.

  Microsoft has demonstrated certain middleware functionality and announced that it intends to include this functionality in future versions of its Windows NT operating system. Microsoft has also introduced a product that includes certain middleware functionality. The bundling of middleware functionality in Windows NT will require the Company to compete with Microsoft in the Windows NT marketplace, where Microsoft will have certain inherent advantages due to its significantly greater financial, technical, marketing and other resources, greater name recognition, its substantial installed base and the integration of its middleware functionality with Windows NT. If Microsoft successfully incorporates middleware software products into Windows NT or separately offers middleware applications, the Company will need to differentiate its products based on functionality, interoperability with non-Microsoft platforms, performance and reliability and establish its products as more effective solutions to customers' needs. There can be no assurance that the Company will be able to successfully differentiate its products from those offered by Microsoft, or that Microsoft's entry into the middleware market will not materially adversely affect the Company's business, operating results and financial condition.

  In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of the Company's current and prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could materially adversely affect the Company's ability to sell additional software licenses and maintenance, consulting and support services on terms favorable to the Company. Further, competitive pressures could require the Company to reduce the price of its products and related services, which could materially adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors and the failure to do so would have a material adverse effect upon the Company's business, operating results and financial condition.

INTERNATIONAL OPERATIONS

  International revenues accounted for 42 percent and 46 percent of consolidated revenues in the quarter ended July 31, 1998 and the quarter ended July 31, 1997, respectively. The Company sells its products and services through a network of branches and subsidiaries located in 24 countries worldwide. In addition, the Company also markets through distributors in Europe and the Asia/Pacific region. Management believes that its success depends upon continued expansion of its international operations. The Company's international business is subject to a number of risks, including unexpected changes in regulatory practices and tariffs, greater difficulties in staffing and managing foreign operations, longer collection cycles, seasonality, potential changes in tax laws, greater difficulty in protecting intellectual property and the impact of fluctuating exchange rates between the US dollar and foreign currencies in markets where BEA does business, in particular the French franc, the German mark, the British pound, the Japanese yen, the Australian dollar and the Korean won. The Company's international revenues may also be impacted by general economic and political conditions in these foreign markets. Since the late summer of 1997, a number of Pacific Rim countries have experienced economic, banking and currency difficulties that have led to economic downturns in those countries. Among other things, the decline in value of Asian currencies, together with difficulties obtaining credit, has resulted in a decline in the purchasing power of the Company's Asian customers, which in turn has resulted in the delay of orders for the Company's products from certain Asian customers and is likely to result in further delays and, possibly the cancellation, of such orders. As a result of such delays, the Company's revenues from Asia for the quarter ended July 31, 1998 comprised a lower percentage of total revenues than the Company has historically experienced. The Company anticipates that its financial results will continue to be adversely impacted by the weak Asian economic conditions. The extent of the future impact of these conditions is difficult to predict. There can be no assurances that these factors and other factors will not have a material adverse effect on the Company's future international revenues and consequently on the Company's business and consolidated financial condition and results of operations.

MANAGEMENT OF GROWTH

  The Company currently is continuing to experience a period of rapid and substantial growth that has placed, and is expected to continue to place, a strain on the Company's administrative and operational infrastructure. The number of Company employees has increased from 120 employees in three offices in the United States at January 31, 1996 to over 1,100 employees in 51 offices in 24 countries at July 31, 1998. The Company's ability to manage its staff and growth effectively will require continued improvement in its operational, financial and management controls, reporting systems and procedures. In this regard, the Company is currently updating its management information systems to integrate financial and other reporting among the Company's multiple domestic and foreign offices. In addition, the Company intends to continue to increase its staff worldwide and to continue to improve financial reporting and controls for the Company's global operations. There can be no assurance that the Company will be able to successfully implement improvements to its management information and control systems in an efficient or timely manner or that, during the course of this implementation, deficiencies in existing systems and controls will be discovered. If management of the Company is unable to manage growth effectively, the Company's business, results of operations and financial condition will be materially adversely affected.

DEPENDENCE ON GROWTH OF MARKET FOR MIDDLEWARE

  The middleware market, in which the Company conducts its business, is emerging and is characterized by continuing technological developments, evolving industry standards and changing customer requirements. BEA's success is dependent in large part on the Company's middleware software products' achieving market acceptance by large customers with substantial legacy mainframe systems. The Company's future financial performance will depend in large part on continued growth in the number of companies extending their mainframe-based, mission-critical applications to an enterprise-wide distributed computing environment through the use of middleware technology. There can be no assurance that the market for middleware technology and related services will continue to grow. If the middleware market fails to grow or grows more slowly than the Company currently anticipates, or if the Company experiences increased competition in this market, the Company's business, results of operations and financial condition will be adversely affected.

DEPENDENCE ON KEY PERSONNEL AND NEED TO HIRE ADDITIONAL PERSONNEL

  The Company believes its future success will depend upon its ability to attract and retain highly skilled personnel including the Company's founders, Messrs. William T. Coleman III, Edward W. Scott, Jr., Alfred S. Chuang and key members of management. Competition for such personnel is intense and there can be no assurance that the Company will be able to retain its key employees or that it will be successful in attracting, assimilating and retaining them in the future. As the Company seeks to expand its global organization, the hiring of qualified sales, technical and support personnel will be difficult due to the limited number of qualified professionals. Failure to attract, assimilate and retain key personnel would have a material adverse effect on the Company's business, results of operations and financial condition.

EXPANDING DISTRIBUTION CHANNELS AND RELIANCE ON THIRD PARTIES

  To date, the Company has sold its products principally through its direct sales force, as well as through indirect sales channels, such as ISVs, hardware OEMs, systems integrators, independent consultants and distributors. The Company's ability to achieve significant revenue growth in the future will depend in large part on its success in expanding its direct sales force and in further establishing and maintaining relationships with distributors, ISVs and OEMs. In particular, a significant element of the Company's strategy is to embed its technology in products offered by the Company's ISV customers. The Company intends to seek distribution arrangements with other ISVs to embed the Company's technology in their products and expects that these arrangements will account for a significant portion of the Company's revenues in future periods. There can be no assurance that the Company will be able to successfully expand its direct sales force or other distribution channels, secure license agreements with additional ISVs on commercially reasonable terms or at all, or otherwise further develop its relationships with distributors and ISVs, or that any such expansion or additional license agreements would result in an increase in revenues. Although the Company believes that its investments in the expansion of its direct sales force and in the establishment of other distribution channels through third parties ultimately will improve the Company's operating results, to the extent that such investments are made and revenues do not correspondingly increase, the Company's business, results of operations and financial condition will be materially and adversely affected.

  The Company relies on informal relationships with a number of consulting and systems integration firms to enhance its sales, support, service and marketing efforts, particularly with respect to implementation and support of its products as well as lead generation and assistance in the sale process. The Company will need to expand its relationships with third parties in order to support license revenue growth. Many such firms have similar, and often more established, relationships with the Company's principal competitors. There can be no assurance that these and other third parties will provide the level and quality of service required to meet the needs of the Company's customers, that the Company will be able to maintain an effective, long term relationship with such third parties, or that such third parties will continue to meet the needs of the Company's customers.

RAPID TECHNOLOGY CHANGE; DEPENDENCE ON NEW PRODUCTS AND PRODUCT ENHANCEMENTS

  The market for the Company's products is highly fragmented, competitive with alternative computing architectures and characterized by continuing technological development, evolving industry standards and changing customer requirements. The introduction of products embodying new technologies, the emergence of new industry standards or changes in customer requirements could render the Company's existing products obsolete and unmarketable. As a result, the Company's success depends upon its ability to enhance existing products, respond to changing customer requirements and develop and introduce in a timely manner new products that keep pace with technological developments and emerging industry standards. There can be no assurance that the Company's products will adequately address the changing needs of the marketplace or that the Company will be successful in developing and marketing enhancements to its existing products or products incorporating new technology on a timely basis. Failure to develop and introduce new products, or enhancements to existing products, in a timely manner in response to changing market conditions or customer requirements, will materially and adversely affect the Company's business, results of operations and financial condition.

RISK OF SOFTWARE DEFECTS

  The software products offered by the Company are internally complex and, despite extensive testing and quality control, may contain errors or defects, especially when first introduced. Such defects or errors could result in corrective releases for the Company's software products, damage to the Company's reputation, loss of revenue, product returns or order cancellations, or lack of market acceptance of its products, any of which could have a material and adverse effect on the Company's business, results of operations and financial condition.

  The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. Although the Company has not experienced any product liability claims to date, the sale and support of its products may entail the risk of such claims, which could be substantial in light of the use of such products in mission-critical applications. A successful product liability claim brought against the Company could have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON PROPRIETARY TECHNOLOGY; RISK OF INFRINGEMENT

  The Company's success depends upon its proprietary technology. The Company relies on a combination of patent, copyright, trademark and trade secret rights, confidentiality procedures and licensing arrangements to establish and protect its proprietary rights. No assurance can be given that competitors will not successfully challenge the validity or scope of the Company's patents or that such patents will provide a competitive advantage to the Company.

  As part of its confidentiality procedures, the Company generally enters into non-disclosure agreements with its employees, distributors and corporate partners and into license agreements with respect to its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization, or to develop similar technology independently. In particular, the Company has, in the past, provided certain hardware OEMs with access to its source code and any unauthorized publication or proliferation of this source code could materially adversely affect the Company's business, operating results and financial condition. Policing unauthorized use of the Company's products is difficult, and although the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. Effective protection of intellectual property rights is unavailable or limited in certain foreign countries. There can be no assurance that the Company's protection of its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology, duplicate the Company's products or design around any patents issued to the Company or other intellectual property rights of the Company.

  The Company does not believe that any of its products infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim such infringement by the Company with respect to current or future products. Any such claims, with or without merit, could result in costly litigation that could absorb significant management time, which could have a material adverse effect on the Company's business, operating results and financial condition. Such claims might require the Company to enter into royalty or license agreements. Such royalty or license agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition.

CONTROL BY MANAGEMENT AND CURRENT STOCKHOLDERS

  As of July 31, 1998, the Company's officers and directors and their affiliates, in the aggregate, had voting control over approximately 62 percent of the Company's voting Common Stock. In particular, Warburg, Pincus Ventures, L.P. ("Warburg") had voting control over approximately 49 percent of the Company's voting Common Stock and beneficially owned approximately 63 percent of the Company's Common Stock (which includes the non-voting Class B Common Stock owned by Warburg). As a result, these stockholders will be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. The voting power of Warburg combined with the Company's officers and directors under certain circumstances could have the effect of delaying or preventing a change in control of the Company.

SIGNIFICANT LEVERAGE; DEBT SERVICE

  In connection with the sale of 4% Convertible Subordinated Notes, the Company incurred $250 million in long-term indebtedness. As a result of this indebtedness, the Company's principal and interest payment obligations will increase substantially. The degree to which the Company will be leveraged could materially and adversely affect the Company's ability to obtain financing for working capital, acquisitions or other purposes and could make it more vulnerable to industry downturns and competitive pressures. The Company's ability to meet its debt service obligations will be dependent upon the Company's future performance, which will be subject to financial, business and other factors affecting the operations of the Company, many of which are beyond its control.

  The Company will require substantial amounts of cash to fund scheduled payments of interest on the Notes, payment of the principal amount of the Notes, payment of principal and interest on the Company's other indebtedness, future capital expenditures and any increased working capital requirements. If the Company is unable to meet its cash requirements out of cash flow from operations, there can be no assurance that it will be able to obtain alternative financing. In the absence of such financing, the Company's ability to respond to changing business and economic conditions, to make future acquisitions, to absorb adverse operating results or to fund capital expenditures or increased working capital requirements may be adversely affected. If the Company does not generate sufficient increases in cash flow from operations to repay the Notes at maturity, it could attempt to refinance the Notes; however, no assurance can be given that such a refinancing would be available on terms acceptable to the Company, if at all. Any failure by the Company to satisfy its obligations with respect to the Notes at maturity (with respect to payments of principal) or prior thereto (with respect to payments of interest or required repurchases) would constitute a default under the Indenture and could cause a default under agreements governing other indebtedness, if any, of the Company.

                            SELLING SECURITYHOLDERS

  The following table sets forth certain information regarding the offer and sale of the Securities by the Selling Securityholders and is based on information provided to the Company by the Selling Securityholders.

                                        Shares Beneficially                       Shares Beneficially Owned After
                                     Owned Prior to Offering(1)                     Completion of Offering(1)(3)
                                    ----------------------------                  -------------------------------
                                                     Percentage       Shares                        Percentage
     Selling Securityholders           Number       of Class(2)      Offered        Number          of Class(2)
--------------------------------    -------------  --------------   ------------- --------------  -----------------
 Goldman, Sachs & Co.                    708,165          1.0%         708,165                           **
                                     $18,700,000*         7.5%     $18,700,000*              0           **
 CFW-C, L.P.                             397,632          **           397,632                           **
                                     $10,500,000*         4.2%     $10,500,000*              0           **
 IDS Life Aggressive Growth Fund         678,698          1.0%         378,698         300,000           **
                                     $10,000,000*         4.0%     $10,000,000*                          **
 BNP Arbitrage SNC                       337,987          **           337,987                           **
                                     $ 8,925,000*         3.6%     $ 8,925,000*              0           **
 Mainstay Convertible Fund               322,840          **           322,840                           **
                                     $ 8,525,000*         3.4%     $ 8,525,000*              0           **
 Alexandra Global Investment             302,958          **           302,958                           **
  Fund 1 Ltd.                        $ 8,000,000*         3.2%     $ 8,000,000*              0           **

 Tribech Investments, LLC                302,958          **           302,958                           **
                                     $ 8,000,000*         3.2%     $ 8,000,000*              0           **
 Fidelity Financial Trust:               284,023          **           284,023                           **
  Fidelity Convertible
  Securities Fund                    $ 7,500,000*         3.0%     $ 7,500,000*              0           **

 Deutsche Bank Securities Inc.           252,780          **           252,780                           **
                                     $ 6,675,000*         2.7%     $ 6,675,000*              0           **
 Argent Classic Convertible              246,153          **           246,153                           **
  Arbitrage Fund (Bermuda) L.P.      $ 6,500,000*         2.6%     $ 6,500,000*              0           **

 Highbridge Capital Corporation          246,153          **           246,153                           **
                                     $ 6,500,000*         2.6%     $ 6,500,000*              0           **
 Delta Airlines Inc. Retirement          242,366          **           242,366                           **
  Plan                               $ 6,400,000*         2.6%     $ 6,400,000*              0           **

 CA Public Employee's Retirement         208,283          **           208,283                           **
  System                             $ 5,500,000*         2.2%     $ 5,500,000*              0           **

 State of Connecticut Combined           191,053          **           191,053                           **
  Investment Funds                   $ 5,045,000*         2.0%     $ 5,045,000*              0           **

 The Travelers Indemnity Company         183,971          **           183,971                           **
                                     $ 4,858,000*         1.9%     $ 4,858,000*              0           **
 Chase Manhattan NA, Trustee for
  IBM Retirement Plan dated              175,526          **           175,526                           **
  12/18/45                           $ 4,635,000*         1.9%     $ 4,635,000*              0           **

 Argent Classic Convertible              170,414          **           170,414                           **
  Arbitrage Fund L.P.                $ 4,500,000*         1.8%     $ 4,500,000*              0           **

                                        Shares Beneficially                       Shares Beneficially Owned After
                                     Owned Prior To Offering(1)                     Completion Of Offering(1)(3)
                                    ----------------------------                  -------------------------------
                                                     Percentage       Shares                        Percentage
     Selling Securityholders           Number       of Class(2)      Offered        Number          of Class(2)
--------------------------------    -------------  --------------   ------------- --------------  -----------------
 BT Holdings (New York), Inc.            170,414        **             170,414                           **
                                     $ 4,500,000*       1.8%       $ 4,500,000*              0           **
 Chrysler Corporation Master             153,751        **             153,751                           **
  Retirement Trust                   $ 4,060,000*       1.6%       $ 4,060,000*              0           **

 State of Oregon/SAIF Corporation        151,479        **             151,479                           **
                                     $ 4,000,000*       1.6%       $ 4,000,000*              0           **
 Shepherd Investments                    142,011        **             142,011                           **
  International, Ltd.                $ 3,750,000*       1.5%       $ 3,750,000*              0           **

 Stark International                     142,011        **             142,011                           **
                                     $ 3,750,000*       1.5%       $ 3,750,000*              0           **
 State of Oregon Equity                  142,011        **             142,011                           **
                                     $ 3,750,000*       1.5%       $ 3,750,000*              0           **
 Vanguard Convertible Securities         139,550        **             139,550                           **
  Fund, Inc.                         $ 3,685,000*       1.5%       $ 3,685,000*              0           **

 OCM Convertible Trust                   131,408        **             131,408                           **
                                     $ 3,470,000*       1.4%       $ 3,470,000*              0           **
 Allstate Insurance Company              113,609        **             113,609                           **
                                     $ 3,000,000*       1.2%       $ 3,000,000*              0           **
 Commonwealthlife Insurance              113,609        **             113,609                           **
  Comp. (Teamsters-Camden            $ 3,000,000*       1.2%       $ 3,000,000*              0           **
  Non-Enhanced)

 Investcorp -- SAM Fund Limited          113,609        **             113,609                           **
                                     $ 3,000,000*       1.2%       $ 3,000,000*              0           **
 Offense Group Associates, L.P.          113,609        **             113,609                           **
                                     $ 3,000,000*       1.2%       $ 3,000,000*              0           **
 David A. Stichter                       113,609        **             113,609                           **
                                     $ 3,000,000*       1.2%       $ 3,000,000*              0           **
 Susquehanna Capital Group               113,609        **             113,609                           **
                                     $ 3,000,000*       1.2%       $ 3,000,000*              0           **
 Minnesota Mutual Life Insurance         109,324        **             109,324                           **
  Company                            $ 2,900,000*       1.2%       $ 2,900,000*              0           **

 Bankers Trust, Trustee for              103,005        **             103,005                           **
  Chrysler Corp Emp #1 Pension       $ 2,720,000*       1.1%       $ 2,720,000*              0           **
  Plan dated 4/1/89

 Golden Rule Insurance Company            98,461        **              98,461                           **
                                     $ 2,600,000*       1.0%       $ 2,600,000*              0           **
 Convertible Fund                         88,085        **              88,085                           **
                                     $ 2,326,000*       **         $ 2,326,000*              0           **
 PRIM Board                               86,153        **              86,153                           **
                                     $ 2,275,000*       **         $ 2,275,000*              0           **
 Lincoln National Convertible             77,065        **              77,065                           **
  Securities Fund                    $ 2,035,000*       **         $ 2,035,000*              0           **

                                        Shares Beneficially                       Shares Beneficially Owned After
                                     Owned Prior To Offering(1)                     Completion Of Offering(1)(3)
                                    ----------------------------                  -------------------------------
                                                     Percentage       Shares                        Percentage
     Selling Securityholders           Number       Of Class(2)      Offered        Number          Of Class(2)
--------------------------------    -------------  --------------   ------------- --------------  -----------------
 Argent Offshore Fund L.P.                75,739        **              75,739                           **
                                     $ 2,000,000*       **         $ 2,000,000*              0           **
 Hamilton Global Investors                75,739        **              75,739                           **
  Limited                            $ 2,000,000*       **         $ 2,000,000*              0           **

 St. Albans Partners Ltd.                 75,739        **              75,739                           **
                                     $ 2,000,000*       **         $ 2,000,000*              0           **
 Weyerhaeuser Company Master              75,739        **              75,739                           **
  Retirement Trust Convertible       $ 2,000,000*       **         $ 2,000,000*              0           **
  Arbitrage

 Raytheon Company Master Pension          75,171        **              75,171                           **
  Trust                              $ 1,985,000*       **         $ 1,985,000*              0           **

 San Diego County Convertible             74,717        **              74,717                           **
                                     $ 1,973,000*       **         $ 1,973,000*              0           **
 The Travelers Insurance Company          69,188        **              69,188                           **
                                     $ 1,827,000*       **         $ 1,827,000*              0           **
 Delta Air Lines Master Trust             66,082        **              66,082                           **
                                     $ 1,745,000*       **         $ 1,745,000*              0           **
 Arkansas PERS                            65,325        **              65,325                           **
                                     $ 1,725,000*       **         $ 1,725,000*              0           **
 Providian Life & Health (Camden)         56,804        **              56,804                           **
                                     $ 1,500,000*       **         $ 1,500,000*              0           **
 State Employee's Retirement              54,153        **              54,153                           **
  Fund of the State of Delaware      $ 1,430,000*       **         $ 1,430,000*              0           **

 State Street Bank Custodian for          54,153        **              54,153                           **
  GE Pension Trust                   $ 1,430,000*       **         $ 1,430,000*              0           **

 The Northwestern Mutual Life             47,337        **              47,337                           **
  Insurance Company                  $ 1,250,000*       **         $ 1,250,000*              0           **

 Delta Airlines Master Trust              46,390        **              46,390                           **
                                     $ 1,225,000*       **         $ 1,225,000*              0           **
 Delaware PERS                            39,763        **              39,763                           **
                                     $ 1,050,000*       **         $ 1,050,000*              0           **
 New York Life Separate Account           38,816        **              38,816                           **
  #7                                 $ 1,025,000*       **         $ 1,025,000*              0           **

 Allegheny Teledyne Inc. Pension          37,869        **              37,869                           **
  Plan                               $ 1,000,000*       **         $ 1,000,000*              0           **

 Arpeggio Fund, LP                        37,869        **              37,869                           **
                                     $ 1,000,000*       **         $ 1,000,000*              0           **
 BT Alex. Brown Inc.                      37,869        **              37,869                           **
                                     $ 1,000,000*       **         $ 1,000,000*              0           **
 Duckbill & Co.                           37,869        **              37,869                           **
                                     $ 1,000,000*       **         $ 1,000,000*              0           **


                                        Shares Beneficially                       Shares Beneficially Owned After
                                     Owned Prior to Offering(1)                     Completion of Offering(1)(3)
                                    ----------------------------                  -------------------------------
                                                     Percentage       Shares                        Percentage
     Selling Securityholders           Number       of Class(2)      Offered        Number          of Class(2)
--------------------------------    -------------  --------------   ------------- --------------  -----------------

 Hamilton Partners Limited                37,869          **             37,869               0           **
                                     $ 1,000,000*         **        $ 1,000,000*                          **
 The Retail Clerks Pension Plan           37,869          **             37,869               0           **
                                     $ 1,000,000*         **        $ 1,000,000*                          **
 The Dow Chemical Company                 33,136          **             33,136               0           **
  Employees' Retirement Plan         $   875,000*         **        $   875,000*                          **

 Mainstay VP Convertible                  30,295          **             30,295               0           **
  Portfolio                          $   800,000*         **        $   800,000*                          **

 National Steel Corp.                     26,508          **             26,508               0           **
                                     $   700,000*         **        $   700,000*                          **
 Port Authority of Allegheny              24,615          **             24,615               0           **
  County Retirement & Disability     $   650,000*         **        $   650,000*                          **
  Allowance Plan for Employees
  Represented by Local 85 of the
  Amalgamated Transit Union

 Starvest Combined Portfolio              24,615          **             24,615               0           **
                                     $   650,000*         **        $   650,000*                          **
 San Diego City Retirement                24,274          **             24,274               0           **
                                     $   641,000*         **        $   641,000*                          **
 RJR Defined Benefit Master               24,236          **             24,236               0           **
  Retirement Trust                   $   630,000*         **        $   640,000*                          **

 AIG/National Union Fire                  20,828          **             20,828               0           **
  Insurance-FRIC                     $   550,000*         **        $   550,000*                          **

 Champion International                   19,881          **             19,881               0           **
  Corporation Master Retirement      $   525,000*         **        $   525,000*                          **
  Trust

 Wake Forest University                   19,124          **             19,124               0           **
                                     $   505,000*         **        $   505,000*                          **
 AFTRA Health Fund                        18,934          **             18,934               0           **
                                     $   500,000*         **        $   500,000*                          **
 Glacier Water Services, Inc.             18,934          **             18,934               0           **
                                     $   500,000*         **        $   500,000*                          **
 The Travelers Insurance Company          18,934          **             18,934               0           **
                                     $   500,000*         **        $   500,000*                          **
 ICI American Holdings Pension            17,041          **             17,041               0           **
                                     $   450,000*         **        $   450,000*                          **
 Zeneca Holdings Pension Trust            17,041          **             17,041               0           **
                                     $   450,000*         **        $   450,000*                          **
 Partner Reinsurance Company,             16,662          **             16,662               0           **
  Ltd.                               $   440,000*         **         $   440,000*                          **



                                        Shares Beneficially                       Shares Beneficially Owned After
                                     Owned Prior To Offering(1)                     Completion Of Offering(1)(3)
                                    ----------------------------                  -------------------------------
                                                     Percentage       Shares                        Percentage
     Selling Securityholders           Number       Of Class(2)      Offered        Number          Of Class(2)
--------------------------------    -------------  --------------   ------------- --------------  -----------------
 RJR Nabisco, Inc. Defined                15,147       0.02252%         15,147               0          **
  Benefit Master Trust               $   400,000*      0.16000%    $   400,000*                         **

 SPT                                      12,307       0.01830%         12,307               0          **
                                     $   325,000*      0.13000%    $   325,000*                         **
 Walker Art Center                        10,035       0.01492%         10,035               0          **
                                     $   265,000*      0.10600%    $   265,000*                         **
 Bancroft Convertible Fund, Inc.           9,467       0.01408%          9,467               0          **
                                     $   250,000*      0.10000%    $   250,000*                         **
 Brown & Williamson Tobacco                9,467       0.01408%          9,467               0          **
  Corp. Master Retirement Trust      $   250,000*      0.10000%    $   250,000*                         **

 Ellsworth Convertible Growth              9,467       0.01408%          9,467               0          **
  and Income Fund, Inc.              $   250,000*      0.10000%    $   250,000*                         **

 Engineers Joint Pension Fund              8,520       0.01267%          8,520               0          **
                                     $   225,000*      0.09000%    $   225,000*                         **
 Nalco Chemical Company                    8,520       0.01267%          8,520               0          **
                                     $   225,000*      0.09000%    $   225,000*                         **
 United Food and Commercial                8,520       0.01267%          8,520               0          **
  Workers Local 1262 and             $   225,000*      0.09000%    $   225,000*                         **
  Employers Pension Fund

 Franklin & Marshall College               8,142       0.01211%          8,142               0          **
                                     $   215,000*      0.08600%    $   215,000*                         **
 The Travelers Life & Annuity              8,142       0.01211%          8,142               0          **
  Company                            $   215,000*      0.08600%    $   215,000*                         **

 Mainstay Strategic Value Fund             6,627       0.00986%          6,627               0          **
                                     $   175,000*      0.07000%    $   175,000*                         **
 Univar Corporation                        6,437       0.00957%          6,437               0          **
                                     $   170,000*      0.06800%    $   170,000*                         **
 Baptist Health                            4,923       0.00732%          4,923               0          **
                                     $   130,000*      0.05200%    $   130,000*                         **
 Dunham & Assoc. Fund III                  4,923       0.00732%          4,923               0          **
                                     $   130,000*      0.05200%    $   130,000*                         **
 Associated Electric & Gas                 3,786       0.00563%          3,786               0          **
  Insurance Services Limited         $   100,000*      0.04000%    $   100,000*                         **

 The Travelers Series Trust                3,786       0.00563%          3,786               0          **
  Convertible Bond Portfolio         $   100,000*      0.04000%    $   100,000*                         **

 Unifi, Inc. Profit Sharing Plan           3,029       0.00450%          3,029               0          **
  and Trust                          $    80,000*      0.03200%    $    80,000*                         **

 Boston Museum of Fine Art                 2,423       0.00360%          2,423               0          **
                                     $    64,000*      0.02560%    $    64,000*                         **
 Kettering Medical Center Funded           1,514       0.00225%          1,514               0          **
  Depreciation Account               $    40,000*      0.01600%    $    40,000*                         **


                                        Shares Beneficially                       Shares Beneficially Owned After
                                     Owned Prior to Offering(1)                     Completion of Offering(1)(3)
                                    ----------------------------                  -------------------------------
                                                     Percentage       Shares                        Percentage
     Selling Securityholders           Number       of Class(2)      Offered        Number          of Class(2)
--------------------------------    -------------  -------------    ------------- --------------  -----------------
 The Fondren Foundation                    1,136        **              1,136                             **
                                         $30,000*       **            $30,000*              0             **
 Island Holdings, Inc.                       946        **                946                             **
                                         $25,000*       **            $25,000*              0             **
 Inland Foundation Inc.                      378        **                378                             **
                                         $10,000*       **            $10,000*              0             **
 Dunham & Assoc. Fund II                     227        **                227                             **
                                          $6,000*       **             $6,000*              0             **
 BS Debt Income Fund-Class                   189        **                189                             **
  A                                       $5,000*       **             $5,000*              0             **




Unnamed holders of Securities or       9,965,000       4.0           9,965,000              0             **
any future transferees,                $ 377,372        **             377,372*             0             **
pledges, donees or successors
of or from any such unnamed
holder

*  Amount of Notes
** Less than one percent
+  Percentage of Notes held by such Selling Securityholder
---------------------
(1) Share amounts assume conversion of the Notes, at an assumed conversion rate of 37.8698 shares per $1,000 principal amount of Notes.

(2) Based upon 67,236,000 shares of voting Common Stock and an aggregate amount of $250,000,000 of Notes outstanding as of July 31, 1998. Does not include 23,323,554 shares of nonvoting Class B Common Stock.

(3) Assumes offer and sale of all Securities, although Selling Securityholders are not obligated to sell any Securities.

                              DESCRIPTION OF NOTES

  The Notes were issued under an Indenture, dated as of June 1, 1998 (the "Indenture"), between the Company and State Street Bank and Trust Company of California, N.A., as Trustee (the "Trustee"), copies of which are available for inspection at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York. Wherever particular defined terms of the Indenture (including the Notes and the various forms thereof) are referred to, such defined terms are incorporated herein by reference (the Notes and various terms relating to the Notes being referred to in the Indenture as "Indenture Securities"). References in this section to the "Company" are solely to BEA Systems, Inc. and not its subsidiaries. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provisions of the Notes and the Indenture, including the definitions therein of certain terms.


GENERAL

  The Notes are unsecured subordinated obligations of the Company, are limited to $250,000,000 aggregate principal amount and mature on June 15, 2005 and be payable at a price of 100% of the principal amount thereof. The Notes bear interest at the rate of 4% per annum from June 12, 1998, payable semiannually on June 15 and December 15 of each year, commencing on December 15, 1998. Interest payable per $1,000 principal amount of Notes for the period from June 12, 1998 to December 15, 1998 will be $20.33.

  The Notes will be convertible into Common Stock initially at the conversion rate of 37.8698 shares per $1,000 principal amount of Notes, subject to adjustment upon the occurrence of certain events described under "--Conversion Rights," at any time on or after the 90th day following the initial issue date of the Notes and prior to the close of business on the maturity date, unless previously redeemed or repurchased.

  The Notes were initially offered and sold to Qualified Institutional Buyers as defined under Rule 144A under the Securities Act ("Qualified Institutional Buyers") in reliance on Rule 144A.


GLOBAL NOTE; BOOK-ENTRY SYSTEM

  Notes held by Qualified Institutional Buyers as defined in Rule 144A under the Securities Act (each a "Qualified Institutional Buyer"), have initially been evidenced by one or more global Notes in definitive, fully registered form without interest coupons (collectively, the "Global Note"), which was deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co. ("Cede"), as nominee of DTC. The Global Note (and any notes issued in exchange therefor) will be subject to certain restrictions on transfer set forth therein and in the Indenture and will bear the legend regarding such restrictions set forth under "Notice to Investors." Except as set forth below, record ownership of the Global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

  Qualified Institutional Buyers have initially beneficially owned interests in the Global Note held by DTC only through participants in DTC ("Participants") or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant either directly or indirectly ("Indirect Participants"). Qualified Institutional Buyers have been permitted to hold their interests in the Global Note directly through DTC if such Qualified Institutional Buyers are participants in DTC or indirectly through organizations that are Participants. Transfers between Participants are effected in the ordinary way in accordance with DTC's rules and are settled in same-day funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Global Note to such persons may be limited.

  Cash payment of interest on and principal of and the redemption or repurchase of the Global Note, as well as any payment of Liquidated Damages, will be made to Cede, the nominee for DTC, as the registered owner of the Global Note, by wire transfer of immediately available funds on each relevant payment date. Neither the Company nor the Trustee has any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note, including for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial ownership interests, and the Company and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes.

  The Company has been informed that, with respect to any cash payment of interest on, principal of, or the redemption or repurchase price of, the Global Note, as well as any payment of Liquidated Damages, DTC's practice is to credit Participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the Notes represented by the Global Note as shown on the records of DTC (adjusted as necessary so that such payments are made with respect to whole Notes only), unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in Notes represented by the Global Note held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

  Redemption notices shall be sent to Cede. If less than all the Notes are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each Participant in such issue to be redeemed.

  Neither DTC or Cede will consent or vote with respect to the Notes. Under its usual procedures, DTC mails an omnibus proxy (the "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede's consenting or voting rights to those Participants to whose accounts the Notes are credited on the record date identified in a listing attached to the Omnibus Proxy.

  Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants, the ability of a person having a beneficial interest in the principal amount represented by the Global Note to pledge such interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

  DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more Participants to whose account with DTC interests in the Global Note are credited and only in respect of such portion of the principal amount of the Notes represented by the Global Note as to which such Participant or Participants has or have given such direction.

  DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the Commission.

  Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Note among Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. None of the Company, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in the Global Note.

  So long as DTC, or its nominee, is the registered owner of the Global Note, DTC or its nominee, as the case may be, will be considered the sole legal owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in such Global Note will not be entitled to have Notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of

Notes in definitive form and will not be considered the legal owners or holder thereof under the Indenture. Accordingly, each person owning a beneficial interest in the Global Note must rely on the procedures of DTC and, if such person is not a Participant, those of the Participant through which such person owns its interests, in order to exercise any rights of a holder under the Indenture or such Note.

  If DTC is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue Notes in definitive registered form, without coupons, in denominations of $1,000 of principal amount at maturity and any integral multiple thereof, in exchange for the Global Note representing such Notes. In addition, the Company may at any time and in its sole discretion determine not to have any Notes in registered form represented by the Global Note and, in such event, will issue Notes in definitive registered form, without coupons, in exchange for the Global Note representing such Notes. In any such instance, an owner of a beneficial interest in the Global Note will be entitled to physical delivery in definitive form of Notes represented by such Global Note equal in principal amount to such beneficial interest and to have such Notes registered in its name.


CONVERSION RIGHTS

  The Holder of any Note has the right, at the Holder's option, to convert any portion of the principal amount of any Note that is an integral multiple of $1,000 into shares of Common Stock at any time on or after the 90th day following the original issue date of the Notes and prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion rate of 37.8698 shares of Common Stock per $1,000 principal amount of Notes (the "Conversion Rate") (equivalent to an approximate conversion price of $26.41 per share of Common Stock), subject to adjustment in certain events as described below. The right to convert a Note called for redemption or delivered for repurchase will terminate at the close of business on the Redemption Date for such Note or the Repurchase Date, as the case may be.

  The right of conversion attaching to any Note may be exercised by the Holder by delivering the Note at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed notice of conversion. Such notice of conversion can be obtained at the office of the Trustee at its Corporate Trust Office in New York City. The conversion date will be the date on which the Note and the duly signed and completed notice of conversion are so delivered.

  As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Trustee a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share; such certificate will be sent by the Trustee to the Conversion Agent for delivery to the Holder. Such shares of Common Stock issuable upon conversion of the Notes, in accordance with the provisions of the Indenture, will be fully paid and nonassessable and will rank pari passu with the other shares of Common Stock of the Company outstanding from time to time. Any Note surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date (except Notes (or portions thereof) called for redemption on a Redemption Date or to be repurchased on a Repurchase Date and, as a result, the right to convert such Notes would terminate during such period) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Notes being surrendered for conversion. In the case of any Note which has been converted after any Regular Record Date but before the next succeeding Interest Payment Date, interest payable on such Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the Holder of such Note on such Regular Record Date. As a result of the foregoing provisions, Holders that surrender Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period, even if the Notes are surrendered after a notice of redemption (except for the payment of interest on Notes called for redemption on a Redemption Date or to be repurchased on a Repurchase Date for which the right to convert such Notes would terminate between a Regular Record Date and the Interest Payment Date to which it relates). No other payment or adjustment for interest, or for any dividends in respect of Common Stock, will be made upon conversion. Holders of Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of Common Stock as of any record time or date before the close of business on the conversion date. No fractional shares will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by the Company based on the market price of the Common Stock at the close of business on the day of conversion.

  A Holder delivering a Note for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Common Stock on conversion but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Common Stock in a name other than that of the Holder of the Note. Certificates representing shares of Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the Holder have been paid.

  The Conversion Rate is subject to adjustment in certain events, including, without duplication: (a) dividends (and other distributions) payable in Common Stock on shares of capital stock of the Company, (b) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock at less than the then Current Market Price of such Common Stock (determined as provided in the Indenture) as of the record date for shareholders entitled to receive such rights, options or warrants, (c) subdivisions, combinations and reclassifications of Common Stock, (d) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of capital stock, cash or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above, dividends and distributions paid exclusively in cash and distributions upon mergers or consolidations to which the next succeeding paragraph applies),
(e) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the next succeeding paragraph applies) to all holders of Common Stock in an aggregate amount that, combined together with (i) other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (ii) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of the Company's market capitalization (being the product of the Current Market Price per share of the Common Stock on the record date for such distribution and the number of shares of Common Stock then outstanding), and (f) the successful completion of a tender offer made by the Company or any of its subsidiaries for Common Stock which involves an aggregate consideration that, together with (i) any cash and other consideration payable in a tender offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (ii) the aggregate amount of any such all-cash distributions referred to in
(e) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of the Company's market capitalization on the expiration of such tender offer. The Company reserves the right to make such increases in the Conversion Rate in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. No adjustment of the Conversion Rate will be required to be made until the cumulative adjustments amount to 1.0% or more of the Conversion Rate. The Company will compute any adjustments to the Conversion Rate pursuant to this paragraph and will give notice by mail to Holders of the Registered Notes of any adjustments.

  In case of any consolidation or merger of the Company with or into another Person or any merger of another Person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Common Stock), or in case of any sale or transfer of all or substantially all of the assets of the Company, each Note then outstanding will, without the consent of the Holder of any Note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Note was convertible immediately prior thereto (assuming such holder of Common Stock failed to exercise any rights of election and that such Note was then convertible).

  The Company from time to time may increase the Conversion Rate by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days notice of such increase, if the Board of Directors has made a determination that such increase would be in the best interests of the Company, which determination shall be conclusive. No such increase shall be taken into account for purposes of determining whether the last reported bid price of the Common Stock exceeds the conversion price by 105% in connection with an event which otherwise would be a Change in Control or for purposes of determining whether the last reported bid price of the Common Stock is at least 140% of the conversion price in connection with conditional redemption of the Notes at the option of the Company.

  If at any time the Company makes a distribution of property to its stockholders which would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends on common stock or rights to subscribe for common stock) and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which Notes are convertible is increased, such increase may be deemed for federal income tax purposes to be the payment of a taxable dividend to Holders of Notes. See "Certain United States Federal Income Tax Considerations--U.S. Holders--Distributions on Common Stock."


SUBORDINATION

  The payment of the principal of, premium, if any, and interest on the Notes (including any Liquidated Damages (as defined) and any amounts payable upon the redemption or the repurchase of the Notes permitted by the Indenture) will be subordinated in right of payment to the extent set forth in the Indenture to the prior payment in full of the principal of, premium, if any, interest and other amounts in respect of all Senior Indebtedness of the Company. The principal amount of outstanding Senior Indebtedness was approximately $28.9 million at July 31, 1998 and the Company's subsidiaries had approximately $21.2 million of indebtedness and other liabilities outstanding (excluding liabilities of a type not required to be reflected on a balance sheet in accordance with generally accepted accounting principles and intercompany liabilities) to which the Notes would have been effectively subordinated.

  "Senior Indebtedness" is defined in the Indenture to mean: the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the Indenture or thereafter created, incurred or assumed: (a) indebtedness of the Company evidenced by a credit or loan agreement, note, bond, debenture or other written obligation, (b) all obligations of the Company for money borrowed, (c) all obligations of the Company evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind, (d) obligations of the Company (i) as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles or
(ii) as lessee under other leases for facilities, capital equipment or related assets, whether or not capitalized, entered into or leased for financing purposes, (e) all obligations of the Company under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements, (f) all obligations of the Company with respect to letters of credit, bankers' acceptances and similar facilities (including reimbursement obligations with respect to the foregoing), (g) all obligations of the Company issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business), (h) all obligations of the type referred to in clauses (a) through (g) above of another Person and all dividends of another Person, the payment of which, in either case, the Company has assumed or guaranteed, or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which is secured by a lien on the property of the Company, and (i) renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in clauses (a) through (h) of this paragraph; provided, however, that Senior Indebtedness shall not include the Indenture Securities or any such indebtedness or obligation if the terms of such indebtedness or obligation (or the terms of the instrument under which, or pursuant to which it is issued) expressly provide that such indebtedness or obligation is not superior in right of payment to the Indenture Securities.

  No payment on account of principal of, premium, if any, or interest on (including any Liquidated Damages (as defined)), or the redemption or repurchase of, the Notes may be made by the Company if (i) a default in the payment of principal, premium, if any, or interest (including a default under any repurchase or redemption obligation) or other amounts with respect to Senior Indebtedness occurs and is continuing beyond the applicable grace period or (ii) any other event of default occurs and is continuing with respect to Designated Senior Debt (as defined below) that permits the holders thereof to accelerate the maturity thereof, and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company, a holder of such Designated
Senior Debt or other person permitted to give such notice under the Indenture. Payments on the Notes may and shall be resumed (a) in the case of a Payment default, upon the date on which such default is cured or waived and (b) in the case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the Payment Blockage Notice is received. No new period or payment blockage may be commenced unless and until (i) 365 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for any subsequent Payment Blockage Notice. "Designated Senior Debt" means the Company's obligations under any particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such indebtedness shall be "Designated Senior Debt" for purposes of the Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Debt). In addition, upon any acceleration of the principal due on the Notes as a result of an Event of Default or payment or distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of credits, or in bankruptcy, insolvency, receivership or other similar proceedings of the Company, all principal, premium, if any, interest and other amounts due on all Senior Indebtedness must be paid in full before the Holders of the Notes are entitled to receive any payment. By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Holders of the Notes, and such subordination may result in a reduction or elimination of payments to the Holders of the Notes.

  In addition, the Notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables and lease obligations) of the Company's subsidiaries, as any right of the Company to receive any assets of its subsidiaries upon their liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company itself is recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

  The Indenture does not limit the Company's or its subsidiaries' ability to incur Senior Indebtedness or any other indebtedness.


OPTIONAL REDEMPTION

  The Notes are not subject to redemption at the option of the Company prior to June 20, 2001 and are redeemable on and after such date at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days notice to each Holder, at the prices set forth below; provided, however, that the Notes are not redeemable at the option of the Company following June 20, 2001 and before June 17, 2003 unless the last reported bid price for the Common Stock is at least 140% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending within five trading days of the call for redemption.

  The redemption price (expressed as a percentage of principal amount) is as follows for the 12-month periods beginning on June 15 of the following years (June 20 through June 14 in the case of the first such period and June 17 through June 14 in the case of the third such period):

               Year                         Redemption
               ----                         ----------
                                              Price
                                              -----
               2001                          102.29%
               2002                          101.71
               2003                          101.14
               2004                          100.57

and thereafter is equal to 100% of the principal amount, in each case together with accrued interest to the date of redemption.

  No sinking fund is provided for the Notes.


PAYMENT AND CONVERSION

  The principal of Notes are payable in U.S. dollars, against surrender thereof at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York, by dollar check drawn on, or by transfer to a dollar account (such transfer to be made only to Holders of an aggregate principal amount of Notes in excess of $2,000,000) maintained by the Holder with, a bank in New York City. Payment of any installment of interest on Notes will be made to the Person in whose name such Note (or any predecessor Note) is registered at the close of business on the June 1 or the December 1 (whether or not a Business Day) immediately preceding the relevant Interest Payment Date (a "Regular Record Date"). Payments of such interest will be made by a dollar check drawn on a bank in New York City mailed to the Holder at such Holder's registered address or, upon application by the Holder thereof to the Trustee not later than the applicable Regular Record Date, by transfer to a dollar account (such transfer to be made only to Holders of an aggregate principal amount of Notes in excess of $2,000,000) maintained by the Holder with a bank in New York City. No transfer to a dollar account will be made unless the Trustee has received written wire instructions not less than 15 days prior to the relevant payment date.

  Payments in respect of the principal of (and premium, if any) and interest on any Registered Global Note registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Registered Global Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Registered Global Note, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Registered Global Note, or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

  Any payment on the Notes due on any day which is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date, and no interest shall accrue on such payment for the period from and after such date. "Business
Day," when used with respect to any place of payment, place of conversion or any other place, as the case may be, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in such place of payment, place of conversion or other place, as the case may be, are authorized or obligated by law or executive order to close; provided, however, that a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close shall not be a Business Day for certain purposes.

  Notes may be surrendered for conversion at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York. Notes surrendered for conversion must be accompanied by appropriate notices and any payments in respect of interest or taxes, as applicable, as described above under "--Conversion Rights."

  The Company has initially appointed the Trustee as Paying Agent and Conversion Agent. The Company may at any time terminate the appointment of any Paying Agent or Conversion Agent and appoint additional or other Paying Agents and Conversion Agents, provided that until the Notes have been delivered to the Trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the Notes have been made available for payment and either paid or returned to the Company as provided in the Indenture, it will maintain an office or agency in the Borough of Manhattan, The City of New York for surrender of Notes for conversion. Notice of any such termination or appointment and of any change in the office through which any Paying Agent or Conversion Agent will act will be given in accordance with "--Notices" below.

  All moneys deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of principal of, premium, if any, or interest on any Notes which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to the Company, and the Holder of such Note will thereafter look only to the Company for payment thereof.


REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE IN CONTROL

  If a Change in Control (as defined) occurs, each Holder of Notes shall have the right, at the Holder's option, to require the Company to repurchase all of such Holder's Notes not theretofore called for redemption, or any portion of the principal amount thereof, that is $5,000 or an integral multiple of $1,000 in excess thereof, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined), at a price equal to 100% of the principal amount of the Notes to be repurchased, together with interest accrued to the Repurchase Date (the "Repurchase Price").

  The Company may, at its option, in lieu of paying the Repurchase Price in cash, pay the Repurchase Price in Common Stock valued at 95% of the average of the closing bid prices of the Common Stock for the five trading days immediately preceding and including the third day prior to the Repurchase Date; provided that payment may not be made in Common Stock unless the Company satisfies certain conditions with respect to such payment prior to the Repurchase Date as provided in the Indenture.

  Within 30 days after the occurrence of a Change in Control, the Company is obligated to give to all Holders of the Notes notice, as provided in the Indenture (the "Company Notice"), of the occurrence of such Change in Control and of the repurchase right arising as a result thereof. The Company must also deliver a copy of the Company Notice to the Trustee. To exercise the repurchase right, a Holder of Notes must deliver on or before the 30th day after the date of the Company Notice irrevocable written notice to the Trustee of the Holder's exercise of such right, together with the Notes with respect to which the right is being exercised.

  A Change in Control shall be deemed to have occurred at such time after the original issuance of the Notes as there shall occur:

     (i) the acquisition by any Person (including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such Person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in elections of directors, other than (A) any such acquisition by the Company, any subsidiary of the Company or any employee benefit plan of the Company or (B) any such acquisition by Warburg, Pincus Ventures, L.P. or any person controlled by or under common control with Warburg, Pincus Ventures, L.P., so long as any such acquisition does not result, directly or indirectly, in a "going private transaction" within the meaning of the Exchange Act; or

     (ii) any consolidation or merger of the Company with or into, any other Person, any merger of another Person into the Company, or any conveyance, sale, transfer or lease of all or substantially all of the assets of the Company to another Person (other than (a) any such transaction (x) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of the Company and (y) pursuant to which the holders of the Common Stock immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction and (b) any merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock into solely shares of common stock); provided, however, that a Change in Control shall not be deemed to have occurred if the closing bid price per share of the Common Stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the Change in Control or the public announcement of the Change in Control (in the case of a Change in Control under clause (i) above) or the period of 10 consecutive trading days ending immediately before the Change in Control (in the case of a Change in Control under clause (ii) above) shall equal or exceed 105% of the Conversion Price of the Notes in effect on each such trading day. "Beneficial Owner" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act, as in effect on the date of execution of the Indenture. "Person" includes any syndicate or group which would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

  Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to Holders of the Notes. The Company will comply with this rule to the extent applicable at that time.

  The Company may, to the extent permitted by applicable law, at any time purchase Notes in the open market or, by tender at any price or by private agreement. Any Note so purchased by the Company may, to the extent permitted by applicable law and subject to restrictions contained in the Purchase Agreement, be re-issued or resold or may, at the Company's option, be surrendered to the Trustee for cancellation. Any Notes surrendered as aforesaid may not be re-issued or resold and will be canceled promptly.

  The foregoing provisions would not necessarily afford Holders of the Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders.

  The Company's ability to repurchase Notes upon the occurrence of a Change in Control is subject to limitations. There can be no assurance that the Company would have the financial resources, or would be able to arrange financing, to pay the Repurchase Price for all the Notes that might be delivered by Holders of Notes seeking to exercise the repurchase right. Moreover, although under the Indenture the Company may elect, subject to satisfaction of certain conditions, to pay the repurchase price for the Notes using shares of Common Stock, Company's ability to repurchase Notes may be limited or prohibited by the terms of borrowing arrangements, including Senior Indebtedness, existing at the time of a Change in Control. The Company's ability to repurchase Notes with cash may also be limited by the terms of its subsidiaries' borrowing arrangements due to dividend restrictions. Any failure by the Company to repurchase the Notes when required following a Change in Control would result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture. Any such default may, in turn, cause a default under Senior Indebtedness of the Company. Moreover, the occurrence of a Change in Control could result in an event of default under terms of other Senior Indebtedness of the Company. As a result, in each case, any repurchase of the Notes would, absent a waiver, be prohibited under the subordination provisions of the Indenture until the Senior Indebtedness is paid in full. In addition, the Company's repurchase of Notes as a result of the occurrence of a Change in Control may be prohibited or limited by, or create an event of default under, the terms of agreements related to borrowings which the Company may enter into from time to time, including agreements relating to Senior Indebtedness. See "--Subordination."


MERGERS AND SALES OF ASSETS BY THE COMPANY

  The Company may not consolidate with or merge into any other Person or convey, transfer, sell or lease its properties and assets substantially as an entirety to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or convey, transfer, sell or lease such Person's properties and assets substantially as an entirety to the Company unless (a) the Person formed by such consolidation or into or with which the Company is merged or the Person to which the properties and assets of the Company are so conveyed, transferred, sold or leased shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State thereof or the District of Columbia and, if other than the Company, shall expressly assume the payment of the principal of, premium, if any, and interest on the Notes and the performance of the other covenants of the Company under the Indenture, and (b) immediately after giving effect to such transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.


EVENTS OF DEFAULT

  The following will be Events of Default under the Indenture: (a) failure to pay principal of or premium, if any, on any Note when due, whether or not such payment is prohibited by the subordination provisions of the Notes and the Indenture; (b) failure to pay any interest (including any Liquidated Damages) on any Note when due, continuing for 30 days, whether or not such payment is prohibited by the subordination provisions of the Notes and the Indenture; (c) failure to provide a Company Notice in the event of a Change in Control whether or not such notice is prohibited by the subordination provisions of the Notes and the Indenture; (d) failure to perform any other covenant of the Company in the Indenture, continuing for 60 days after written notice as provided in the Indenture; (e) any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed (or any guarantee thereof) by the Company or any Significant Subsidiary (as defined) in an aggregate principal amount in excess of $10,000,000 is not paid at final maturity thereof (either at its stated maturity or upon acceleration thereof) and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the Indenture; and (f) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

  If an Event of Default (other than as specified in clause (f) above with respect to the Company) shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes may, subject to the subordination provisions of the Indenture, accelerate the maturity of all Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. If an Event of Default as specified in clause (f) above occurs and is continuing, then the principal of, and accrued interest on, all the Notes shall automatically become immediately due and payable without any declaration or other act on the part of the Holders of the Notes or the Trustee. For information as to waiver of defaults, see "--Meetings, Modification and Waiver."

     No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and the Holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such Proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Note for the enforcement of payment of the principal of, premium, if any, or interest (including Liquidated Damages) on such Note on or after the respective due dates expressed in such Note or of the right to convert such Note in accordance with the Indenture.

     The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

MEETINGS, MODIFICATION AND WAIVER

     The Indenture contains provision for convening meetings of the Holders of Notes to consider matters affecting their interests.

     Certain limited modifications of the Indenture may be made without the necessity of obtaining the consent of the Holders of the Notes. Other modifications and amendments of the Indenture may be made, and certain past defaults by the Company may be waived, either (i) with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding or (ii) by the adoption of a resolution, at a meeting of Holders of the Notes at which a quorum is present, by the Holders of at least 66-2/3% in aggregate principal amount of the Notes represented at such meeting. However, no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby (a) change the stated maturity of the principal of, or any installment of interest on, any Note, (b) reduce the principal amount of, or the premium, if any, or interest on, any Note, (c) reduce the amount payable upon a redemption or mandatory repurchase,
(d) modify the provisions with respect to the repurchase right of the Holders in a manner adverse to the Holders, (e) change the place or currency of payment of principal of, premium, if any, or interest on, any Note (including any payment of Liquidated Damages or of the Repurchase Price in respect of such Note), (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (g) modify the obligation of the Company to maintain an office or agency in New York City, (h) except as otherwise permitted or contemplated by provisions concerning consolidation, merger, conveyance, transfer, sale or lease of all or substantially all of the property and assets of the Company, adversely affect the right of Holders to convert any of the Notes or to require the Company to repurchase any Note other than as provided in the Indenture, (i) modify the subordination provisions in a manner adverse to the Holders of the Notes, (j) reduce the above-stated percentage of outstanding Notes necessary to modify or amend the Indenture, (k) reduce the percentage of aggregate principal amount of outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (l) reduce the percentage in aggregate principal amount of outstanding Notes required for the adoption of a resolution or the quorum required at any meeting of Holders of Notes at which a resolution is adopted, or (m) modify the obligation of the Company to deliver information required under Rule 144A to permit resales of Notes and Common Stock issuable upon conversion thereof in the event the Company ceases to be subject to certain reporting requirements under the United States securities laws. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the Notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

     The Holders of a majority in aggregate principal amount of the outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture by written consent or by the adoption of a resolution at a meeting. The Holders of a majority in aggregate principal amount of the outstanding Notes also may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest, by written consent.

TITLE

     The Company, the Trustee, any Paying Agent and any Conversion Agent may treat the registered owner (as reflected in the security register) of any Note as the absolute owner thereof (whether or not such Note shall be overdue) for the purpose of making payment and for all other purposes.

NOTICES

     Notice to Holders of the Notes will be given by mail to the addresses of such Holders as they appear in the Security Register. Such notices will be deemed to have been given on the date of such mailing.

     Notice of a redemption of Notes will be given at least once not less than 30 nor more than 60 days prior to the redemption date (which notice shall be irrevocable) and will specify the Redemption Date.

REPLACEMENT OF NOTES

     Notes that become mutilated, destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of the mutilated Notes or evidence of the loss, theft or destruction thereof satisfactory to the Company and the Trustee. In the case of a lost, stolen or destroyed Note, indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Note before a replacement Note will be issued.

GOVERNING LAW

     The Indenture and the Notes are governed by and construed in accordance with the laws of the State of New York, United States of America.


THE TRUSTEE

     In case an event of default shall occur (and shall not be cured), the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have offered to the trustee reasonable security or indemnity.

                              PLAN OF DISTRIBUTION

     This Prospectus relates to the offer and sale from time to time by the holders of Notes of an aggregate amount of up to $250,000,000 and Shares issuable upon conversion of such Notes. The Notes were issued in a private placement, and this Prospectus has been prepared in connection with registering the Notes and Shares to allow for sales of Notes and Shares by the applicable Selling Securityholders to the public in accordance with the terms of the Noteholders Registration Rights Agreement. The Company has registered these Securities for sale pursuant to the terms of the Noteholders Registration Rights Agreement, but registration of such Securities does not necessarily mean that any of such Securities will be offered and sold by the holders thereof.

     The Company will not receive any proceeds from the offering by the Selling Securityholders. The Securities may be sold from time to time to purchasers directly by any of the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Securities through dealers or agents, who may receive compensation in the form of commissions from the Selling Securityholders and/or the purchasers of Securities for whom they may act as agent. The Selling Securityholders and any dealers or agents that participate in the distribution of Securities may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Securities by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

     At a time a particular offer of Securities is made, a Prospectus Supplement, if required, will be distributed that will set forth the name and names of any dealers or agents and any commissions and other terms constituting compensation from the Selling Securityholders and any other required information. The Securities may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

     In order to comply with the securities laws of certain states, if applicable, the Securities may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Securities may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

     The Securities may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such Securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a Prospectus Supplement; (c) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (d) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such Securities; and (e) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the Selling Securitiesholders may arrange for other broker-dealers to participate.

                                    EXPERTS

     The consolidated financial statements of BEA Systems, appearing in BEA Systems, Inc.'s annual report on Form 10-KSB for the year ended January 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the issuance of the securities offered pursuant to this Prospectus will be passed upon for the Company by Morrison & Foerster LLP, Palo Alto, California. Certain attorneys at Morrison & Foerster LLP own an aggregate of 34,500 shares of Common Stock of the Company.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other expenses of Issuance and Distribution

     The following table sets forth the estimated fees and expenses payable by the Company in connection with the issuance and distribution of the Common Stock registered hereby. All of such fees and expenses are estimates, except the Securities Act registration fee.

     Securities Act Registration Fee...........................     $  73,750
     Printing and duplicating fees.............................        10,000
     Legal fees and expenses...................................        15,000
     Accounting fees and expenses..............................        10,000
     Miscellaneous expenses....................................         5,000
                                                                    ---------
       *Total..................................................     $ 113,750
                                                                    =========
* None of the expenses listed above will be borne by the Selling
  Securityholders.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the General Corporate Law of the State of Delaware, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Amended and Restated Bylaws also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

     The Registrant's Amended and Restated Certificate of Incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extend permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its Stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the securities laws or state or federal environmental laws. The Registrant maintains a policy of directors' and officers' liability insurance that insures the Company's directors and officers against the cots of defense, settlement or payment of a judgment under certain circumstances.

     Pursuant to written agreement between the respective Selling
Securityholders and the Company, the directors and officers of the Company are indemnified by such Selling Securityholders against certain civil liabilities that they may incur under the Securities Act in connection with this Registration Statement and the related Prospectus.

ITEM 16.  EXHIBITS

 4.1  -   Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Registrant's Registration Statement on Form SB-2 (File No. 333-20791))
 4.2  -   Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 to
            Registrant's Registration Statement on Form SB-2
            (File No. 333-20791))
 4.3  -   Form of Indenture Agreement
 4.4  -   Form of Promissory Note
 4.5  -   Form of Purchase Agreement
 4.6  -   Form of Registration Rights Agreement
 5.1  -   Opinion of Morrison & Foerster LLP
12.1  -   Computation of Ratio of Earnings to Fixed Charges
23.1  -   Consent of Ernst & Young LLP, Independent Auditors
23.2  -   Consent of Morrison & Foerster LLP (included in Exhibit 5.1)
24.1  -   Power of Attorney (included on signature page hereto)
25.1  -   Statement of Eligibility of Trustee

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of these securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, when applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference to this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby further undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California on September 9, 1998.

                                         BEA SYSTEMS, INC.

                                         By: /S/ WILLIAM T. COLEMAN III
                                            -----------------------------------
                                             President, Chief Executive Officer
                                             and Chairman of the Board

                               POWER OF ATTORNEY

     The undersigned hereby constitutes and appoints William T. Coleman, III and Steve L. Brown as his/her true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his/her stead, in any and all capacities, to sign on his/her behalf the Registration Statement on Form S-3 in connection with the sale by BEA Systems, Inc. of shares of offered securities, and to execute any amendments thereto (including post-effective amendments) or certificates that may be required in connection with this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorneys-in-fact and agents, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, jointly and severally, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:

Signature                            Title                                                    Date


/s/ WILLIAM T. COLEMAN III
-----------------------------------  President, Chief Executive Officer, Chairman of the      September 9, 1998
William T. Coleman III               Board and Director (Principal Executive Officer)

/s/ EDWARD W. SCOTT, JR.
-----------------------------------  Executive Vice President of Worldwide Field              September 9, 1998
Edward W. Scott, Jr.                 Operations, Assistant Secretary and Director

/s/ STEVE L. BROWN
-----------------------------------  Executive Vice President, Chief Financial Officer and    September 9, 1998
Steve L. Brown                       Secretary (Principal Financial and Accounting Officer)

/s/ CAROL A. BARTZ
-----------------------------------  Director                                                 September 9, 1998
Carol A. Bartz

/s/ CARY J. DAVIS
-----------------------------------  Director                                                 September 9, 1998
Cary J. Davis

/s/ STEWART K.P. GROSS
-----------------------------------  Director                                                 September 9, 1998
Stewart K.P. Gross

/s/ WILLIAM H. JANEWAY
-----------------------------------  Director                                                 September 9, 1998
William H. Janeway

/s/ DEAN O. MORTON
-----------------------------------  Director                                                 September 9, 1998
Dean O. Morton

                               INDEX TO EXHIBITS

 4.1  -   Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Registrant's Registration Statement on Form SB-2 (File No. 333-20791))
 4.2  -   Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 to
            Registrant's Registration Statement on Form SB-2
            (File No. 333-20791))
 4.3  -   Form of Indenture Agreement
 4.4  -   Form of Promissory Note
 4.5  -   Form of Purchase Agreement
 4.6  -   Form of Registration Rights Agreement
 5.1  -   Opinion of Morrison & Foerster LLP
12.1  -   Computation of Ratio of Earnings to Fixed Charges
23.1  -   Consent of Ernst & Young LLP, Independent Auditors
23.2  -   Consent of Morrison & Foerster LLP (included in Exhibit 5.1)
24.1  -   Power of Attorney (included on signature page hereto)
25.1  -   Statement of Eligibility of Trustee